Exhibit C

Money Pool Rule 24
Transaction Report
Loan Agreements with ETR

Company	Trans. Date	Transaction	Balance
ESI	5/24/2004	$95,000,000	$95,000,000
ESI	6/14/2004	($95,000,000)	$0
SFI	5/24/2004	$35,000,000	$35,000,000
SFI	6/14/2004	($35,000,000)	$0